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                                                                   Exhibit 10.49

                                 LOAN AGREEMENT

         This Loan Agreement is made as of August 12, 2004 (this "Agreement") by and between Lynx Therapeutics, Inc., a Delaware corporation having its principal place of business at 25861 Industrial Boulevard, Hayward, California 94545 ("Borrower"), and Solexa Limited., a company registered in England and Wales, having its principal place of business at Chesterford Research Park, Little Chesterford, Nr Saffron Walden, Essex, Great Britain CB10 1XL ("Lender").

                                    RECITALS

         A. Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to two million five hundred thousand United States dollars ($2,500,000).

         B. Lender is willing to make available such loan on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower hereby agrees with Lender as follows:

         1. THE LOANS.

                  1.1 Advances. Lender agrees, expressly subject in each case to the further terms and conditions of this Agreement, including the provisions of
Section 2 below, to make (i) an initial advance to Borrower in an aggregate amount of seven hundred fifty United States dollars ($750,000) within two (2) business days of the date hereof (the "Initial Advance"); (ii) a subsequent advance in an aggregate amount of five hundred thousand United States dollars ($500,000) on September 10, 2004; (iii) a further subsequent advance in an aggregate amount of seven hundred fifty thousand United States dollars ($750,000) contemporaneously with, and only upon, the execution of definitive agreements between Borrower and Lender setting forth the agreed upon terms of a proposed business combination transaction (the "Transaction") between Borrower and Lender (the "Definitive Acquisition Agreement"); and (iv) provided that the Definitive Acquisition Agreement shall have been executed by Lender and Borrower on or prior to October 15, 2004, a further subsequent advance in an aggregate amount of five hundred thousand United States dollars ($500,000) on October 15, 2004 (each of the advances referred to in clauses (ii)-(iv) is referred to herein as a "Subsequent Advance", and all of such advances taken together are referred to herein as the "Subsequent Advances"). The Initial Advance and the Subsequent Advances may each be referred to herein as an "Advance" and, taken together, as the "Advances". Borrower acknowledges that Lender has no obligation whatsoever under this Agreement to make or fund any Advances other than as specifically contemplated by this

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Agreement, and that all of the Advances contemplated by this Agreement shall be made subject to the terms of this Agreement.

                  1.2 Promissory Notes; Maturity. Borrower shall execute and deliver to Lender promissory notes prepared by Lender in substantially the form attached hereto as Exhibit A in the original principal amount of the Initial Advance and each of the Subsequent Advances at the time that each such advance is made as evidence of such advance (each, a "Note"). The aggregate principal amount of the Advances shall bear interest thereon from the funding date of each such Advance (the "Advance Date"), at the rate of ten percent (10%) per annum, based upon a 360 day year for the actual number of days elapsed. The entire amount of outstanding principal, accrued interest and any unpaid fees and expenses (to the extent that such fees and expenses shall be payable by Borrower pursuant to Section 8 of this Agreement) under and with respect to the Advances that shall have been made shall be due and payable on the earlier to occur of
(i) the occurrence of an Event of Default (as defined herein); (ii) the first anniversary of the date on which the period of exclusivity shall terminate under the letter agreement between Lender and Borrower (the "Exclusivity Letter") being executed contemporaneously with the execution of this Agreement regarding, among other things, an exclusive negotiation period with respect to the Transaction; (iii) the first anniversary of the date on which any Definitive Acquisition Agreement that may be entered into between Lender and Borrower shall have been terminated in accordance with its terms prior to the consummation of the Transaction contemplated thereby; or (iv) December 31, 2005.

                  1.3 Maximum Rate of Interest; Default.

                           (a) Notwithstanding any provision in this Agreement
or the Notes to the contrary, it is the parties intent that in no event shall any interest collected or charged under this Agreement or the Notes exceed the maximum rate then permitted by law and if any such payment is made by Borrower, then such excess sum shall be credited by Lender as a payment of principal.

                           (b) Any amount overdue under any Note shall bear
interest from and after the date on which such amount first became overdue at an annual rate equal to the rate per year specified in Section 1.2 hereof. Such interest on overdue amounts under this Agreement or any Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Borrower with respect to the payment of such interest has been fully discharged (whether before or after judgment).

         2. TERMS OF FUNDING AND RELATED MATTERS. The Advances and the commitment of Lender to make any Subsequent Advances shall be subject to the following terms and conditions:

                  2.1 Terms of Initial Advance. The parties hereto agree that immediately upon the execution of this Agreement and the funding by Lender of the Initial Advance (i) the royalty rate contemplated by Section 9.1 of the Colony Technology Sharing Agreement dated March 22, 2004 between Lender and Borrower (the "Colony Technology Sharing Agreement"), as it shall be applicable to Net Sales (as defined in the Colony Technology Sharing Agreement) by Lender, and only as to such Net Sales, shall be reduced for all purposes from 11.5% to 5.0% and

                                       2

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(ii) Borrower shall cause one Lynx third generation Signature sequencing instrument that has been assembled and validated after October 31, 2003 and qualified for production (a "Gen-3 Instrument") to be made available at Borrower's facility in Hayward, California for pick up and shipment by Lender, at Lender's expense, for use by Lender in its business at its discretion without further charge.

                  2.2 Terms of September 10th Subsequent Advance. The parties hereto agree that immediately upon the funding by Lender of the Subsequent Advance contemplated by clause (i) of Section 1.1 above (i) the royalty rate contemplated by Section 9.1 of the Colony Technology Sharing Agreement, as it shall be applicable to Net Sales (as defined in the Colony Technology Sharing Agreement) by Lender, and only as to such Net Sales, shall be further reduced for all purposes from 5.0% to 3.0%, and (ii) Borrower shall cause two additional Gen-3 Instruments to be made available at Borrower's facility in Hayward, California for pick up and shipment by Lender, at Lender's expense, for use by Lender in its business at its discretion without further charge.

                  2.3 Effect of Termination of Transaction Discussions.

                           (a) If either (i) the discussions between Lender and
Borrower regarding a possible Transaction between the two companies shall terminate prior to the execution of the Definitive Acquisition Agreement or (ii) the Definitive Acquisition Agreement shall be executed but terminated prior to the consummation of the Transaction contemplated thereby, and in either case such termination shall have been primarily due to a breach by Borrower of its representations, warranties, agreements or obligations under this Agreement or, if applicable, the Definitive Acquisition Agreement or shall have been due to the breach by Borrower of its commitment regarding exclusive negotiation set forth in either (A) the Exclusivity Letter or (B) the Definitive Acquisition Agreement or shall have been due to the unilateral determination of Borrower to discontinue discussions with Lender regarding a possible Transaction at a time at which Lender shall not have been in material breach of its representations, warranties, agreements or obligations under this Agreement or, if applicable, the Definitive Acquisition Agreement and shall have indicated a willingness to continue such discussions in good faith, then immediately upon any such termination (x) the obligation of Lender to make any further Advances under
Section 1.1 and 1.2 shall terminate without penalty to Lender, (y) the royalty rate contemplated by Section 9.1 of the Colony Technology Sharing Agreement, as it shall be applicable to Net Sales (as defined in the Colony Technology Sharing Agreement) by Lender, and only as to such Net Sales, shall be further reduced for all purposes to 0.0%, and (z) outright ownership, free and clear of all Liens (as defined herein), of each of the Gen-3 Instruments previously made available by Borrower to Lender pursuant to the provisions of Sections 2.1 and
2.2 above shall forthwith be transferred from Borrower to Lender. Borrower shall promptly deliver all appropriate documents to Lender to evidence the transfer of title contemplated by the preceding sentence. In addition, (1) if any such termination shall occur after the funding of the Initial Advance but prior to the funding of the Subsequent Advance to be made on September 10, 2004, then Lender shall be granted by Borrower a perpetual, fully paid up, royalty-free, worldwide non-exclusive license to all patents, patent applications, divisionals, continuations and term extensions, all registered or unregistered design rights, copyright, know-how, materials, hardware, software, database rights and all forms of intellectual property of a

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similar nature which may subsist anywhere in the world relating to or deriving from the sequencing instrumentation hardware and software of Borrower described inter alia in patent numbers WO9853300A2 and WO0161044A1 on terms and conditions mutually satisfactory to Lender and Borrower to be negotiated and agreed to by such parties following the date of this Agreement (the "Instrument Technology License"), and (2) if any such termination shall occur after the funding of the Subsequent Advance to be made on September 10, 2004, then Lender shall be granted by Borrower a perpetual, fully paid up, royalty-free, worldwide non-exclusive license to all patents, patent applications, divisionals, continuations and term extensions, all registered or unregistered design rights, copyright, know-how, materials, hardware, software, database rights and all forms of intellectual property of a similar nature which may subsist anywhere in the world relating to or deriving from the sequencing chemistry known as MPSS (as described inter alia in patent numbers US5552278 and US6013445) on terms and conditions mutually satisfactory to Lender and Borrower to be negotiated and agreed to by such parties following the date of this Agreement (the "MPSS License").

                           (b) If either (i) the discussions between Lender and
Borrower regarding a possible Transaction between the two companies shall terminate prior to the execution of the Definitive Acquisition Agreement or (ii) the Definitive Acquisition Agreement shall be executed but terminated prior to the consummation of the Transaction contemplated thereby, and in either case such termination (1) shall have been primarily due to a breach by Lender of its representations, warranties, agreements or obligations under this Agreement or, if applicable, the Definitive Acquisition Agreement or (2) shall have been due to the unilateral determination of Lender to discontinue discussions with Borrower regarding a possible Transaction at a time at which Borrower shall not have been in material breach of its representations, warranties, agreements or obligations under this Agreement or, if applicable, the Definitive Acquisition Agreement and shall have indicated a willingness to continue such discussions in good faith, or (3) shall have been due to a determination on the part of Lender to materially alter the relative ownership percentages for the shareholders of Lender and Borrower in the combined company following consummation of the Transaction, as expressed in the Summary of Proposed Terms dated August 12, 2004 between Lender and Borrower, then, (x) the obligation of Lender to make any further Advances under Section 1.1 and 1.2 shall terminate without penalty to Lender, (y) the period of exclusive negotiations contemplated by the Exclusivity Letter shall be immediately terminated, and (z) any Gen-3 Instruments previously made available by Borrower to Lender for use pursuant Sections 2.1 and 2.2 above shall be promptly returned to Borrower at Lender's expense.

                           (c) If (i) Lender and Borrower shall terminate their
discussions regarding a potential Transaction prior to the execution of a Definitive Acquisition Agreement or (ii) the Definitive Acquisition Agreement shall be executed but terminated prior to the consummation of the Transaction contemplated thereby, and such termination shall have been for any reason not contemplated by either Section 2.3(a) or Section 2.3(b) above, then (x) the obligation of Lender to make any further Advances under Section 1.1 and 1.2 shall terminate without penalty to Lender, and (y) any reduction(s) in the royalty rate in effect under the Colony Technology Sharing Agreement at the time of the termination for Net Sales (as defined in the Colony Technology Sharing Agreement) by Lender shall continue in effect following such termination.

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                           (d) If for any reason (i) Lender and Borrower shall
terminate their discussions regarding a potential Transaction prior to the execution of a Definitive Acquisition Agreement or (ii) the Definitive Acquisition Agreement shall be executed but terminated prior to the consummation of the Transaction contemplated thereby, then in connection with any such termination, Lender and Borrower shall cause the Colony Technology Sharing Agreement to be restructured in a manner reasonably satisfactory to Lender such that Lender shall be granted sole and outright ownership, free and clear of all Liens, of the "Colony Technology" under such agreement and Borrower shall be granted a license sufficiently broad in scope to provide Borrower the same effective rights as a joint owner to exploit commercially such technology and grant licenses to third parties as contemplated in the Colony Technology Sharing Agreement.

         3. DEFAULT. Borrower shall be in default under this Agreement and under any other agreement of Borrower with the Lender upon the happening of any of the following events or conditions, without demand or notice from Lender (each, an "Event of Default"):

         (1) Failure of Borrower to pay within 30 days of when due any amount due hereunder or under any Note (an "Obligation"), whether by maturity, acceleration or otherwise under this Agreement or the Notes.

         (2) Material breach by Borrower of any its representations or warranties set forth in this Agreement.

         (3) Failure of Borrower to perform in any material respect any of its material commitments or agreements set forth in this Agreement.

         (4) Dissolution, liquidation or termination of existence of Borrower or the failure of Borrower to pay its debts as they mature on a reasonably timely basis or the appointment of a custodian or receiver of any material part of Borrower's property, the institution by or against Borrower or any indorser or guarantor of any Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Borrower or any indorser or guarantor of any Note of an assignment or trust mortgage for the benefit of creditors, or a declaration of intent by the Borrower to effect any of the foregoing.

         4. LENDER'S RIGHTS UPON DEFAULT. Lender shall, upon the occurrence of an Event of Default and during the continuance of an Event of Default, without presentment, demand, notice, protest or advertisement of any kind have all of the rights and remedies of Lender at law or equity arising under this or any other agreement between the parties or otherwise or afforded by the Uniform Commercial Code as from time to time in effect in the State of California or afforded by other applicable law. Lender may make all Obligations immediately due and payable without presentment, demand, protest, hearing or notice of any kind and may exercise the rights of a secured party under law or under the terms of this or any other agreement with the Borrower. In addition, upon the occurrence of an Event of Default, Lender shall, if such Event of Default shall occur following the funding of the Initial Advance by

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Lender, be immediately granted the Instrument Technology License and additionally, if such Event of Default shall occur following the funding of both the Initial Advance and the Subsequent Advance to be made on September 10, 2004 by Lender, shall be immediately granted the MPSS License.

         5. BORROWER'S REPRESENTATIONS AND WARRANTIES. Except as set forth on the Borrower Disclosure Schedule dated the date hereof and delivered by Borrower to Lender, Borrower represents and warrants that the following representations and warranties are true and correct as of the date hereof (other than the representations and warranties set forth in Section 5.3 and the first sentence of Section 5.2 below, which shall remain true and correct for so long as any Obligations shall remain outstanding and unpaid):

                  5.1 Subsidiaries. Borrower has no direct or indirect subsidiaries other than those listed on Exhibit 21.1 to the Borrower's Annual Report on Form 10-K filed for the year ended December 31, 2003. Borrower owns, directly or indirectly, all of the capital stock or comparable equity interests of each subsidiary free and clear of any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction ("Lien"), and all the issued and outstanding shares of capital stock or comparable equity interests of each subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

                  5.2 Organization and Qualification. Each of Borrower and it subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Borrower nor any subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of Borrower and the subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (i) adversely affect the legality, validity or enforceability of this Agreement, (ii) have or be reasonably likely to result in a material adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of Borrower and the subsidiaries, taken as a whole, or (iii) adversely impair Borrower's ability to perform fully on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a "Material Adverse Effect").

                  5.3 Authorization; Enforcement. Borrower has the requisite corporate power and authority to enter into this Agreement and the other documents and agreements contemplated hereby, including the Notes (together, the "Loan Documents") and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Borrower and no further consent or action is required by Borrower, its Board of Directors or its stockholders. This Agreement has been, and the other Loan Documents, when executed and delivered, will be, duly executed by Borrower and are the valid and binding obligations of Borrower, enforceable against Borrower in accordance with there respective terms.

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                  5.4 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and the performance by Borrower of its obligations hereunder and thereunder do not and will not (i) conflict with or violate any provision of Borrower's or any subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Borrower or subsidiary debt or otherwise) or other understanding to which Borrower or any subsidiary is a party or by which any property or asset of Borrower or any subsidiary is bound or affected, except to the extent that such conflict, default or termination right could not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Borrower or a subsidiary is subject (including federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which Borrower or its securities are subject), or by which any property or asset of Borrower or a subsidiary is bound or affected.

                  5.5 SEC Reports; Financial Statements. Borrower has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Borrower has made available to Lender (i) copies of all SEC Reports filed as of the date hereof and (ii) a copy of Borrower's draft Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (the "Draft 10-Q"). As of their respective dates, the SEC Reports and the Draft 10-Q complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports or the Draft 10-Q, when filed, contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Borrower included in the SEC Reports and the Draft 10-Q comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission (the "Commission") with respect thereto as in effect at the time of filing or, in the case of the Draft 10-Q, in effect at the time of preparation of such Draft 10-Q. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto or in the case of unaudited financial statements, as permitted by Form 10-Q of the Commission, and fairly present in all material respects the financial position of Borrower and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements, as such contracts are defined in Section 601(a)(10) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), to which Borrower or any

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subsidiary is a party or to which the property or assets of Borrower or any subsidiary are subject are included as part of or specifically identified in the SEC Reports.

                  5.6 Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Borrower has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Borrower's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) Borrower has not altered its method of accounting or the identity of its auditors, (iv) Borrower has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Borrower has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Borrower stock option and stock purchase plans.

                  5.7 Absence of Litigation. Except as set forth in the SEC Reports, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Borrower, overtly threatened against or affecting Borrower or any of its subsidiaries that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  5.8 Compliance. Neither Borrower nor any subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Borrower or any subsidiary under), nor has Borrower or any subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or could reasonably be expected to result in a Material Adverse Effect.

                  5.9 Title to Assets. Borrower and the subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of Borrower and the subsidiaries and good and marketable title in all personal property owned by them that is material to the business of Borrower and the subsidiaries, in each case free and clear of all Liens. Any real property and facilities held under lease by Borrower and the subsidiaries are held by them under valid, subsisting and enforceable leases of which Borrower and the subsidiaries are in compliance.

                  5.10 Disclosure. All disclosure provided to Lender regarding Borrower, its business and the transactions contemplated hereby furnished by or on behalf of Borrower are true

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and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  5.11 Patents and Trademarks. Borrower and the subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could reasonably be expected to have a Material Adverse Effect (collectively, the "Intellectual Property Rights"). Neither Borrower nor any subsidiary has received a written notice that the Intellectual Property Rights used by Borrower or any subsidiary violates or infringes upon the rights of any person or entity. To the knowledge of Borrower, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person or entity of any of the Intellectual Property Rights.

                  5.12 Insurance. Borrower and the subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as it believes in its reasonable discretion are prudent and customary in the businesses in which Borrower and the subsidiaries are engaged. Neither Borrower nor any subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

                  5.13 Regulatory Permits. Borrower and the subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect ("Material Permits"), and neither Borrower nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

                  5.14 Transactions With Affiliates and Employees. Except as set forth in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, none of the officers or directors of Borrower and, to the knowledge of Borrower, none of the employees of Borrower is presently a party to any transaction with Borrower or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Borrower, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                  5.15 Internal Accounting Controls. Borrower and the subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability,

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(iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  5.16 Senior Indebtedness. Schedule 5.16 of the Borrower Disclosure Schedule sets forth (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including, without limitation, reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations ("Indebtedness"), in each case to the extent that such Indebtedness is secured by any asset or assets of Borrower or would be otherwise senior in priority to the Advances contemplated by this Agreement. For purposes of this
Section 5.16, "Contingent Obligations" shall mean any direct or indirect liability, contingent or otherwise, with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse or in respect of which Borrow is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of Borrower; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement or other agreement or arrangement designed to protect Borrower against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligations" shall not include endorsements for collection or deposit made in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligation s under the guarantee or other support arrangement.

6. AFFIRMATIVE COVENANTS OF BORROWER. Borrower will do all of the following for so long as any Advances remain unfunded hereunder or there are any outstanding
Obligations:

                  6.1 Government Compliance. Borrower will maintain its and all of its subsidiaries' legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Effect on Borrower's business or operations. Borrower will comply, and have each of its subsidiaries comply, in each case in all material respects, with all laws, ordinances and regulations to which it is subject.

                  6.2 Financial Statements, Reports, Certificates. Borrower will deliver to Lender: (i) as soon as available, but no later than 10 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period certified by an authorized officer and in a form acceptable to Lender; (ii) as soon as available, but no later than 120 days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an

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independent certified public accounting firm reasonably acceptable to Lender;
(iii) within 5 days of filing, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of subordinated debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any of its subsidiaries that could result in damages or costs to Borrower or any Subsidiary of $50,000 or more; (v) within 30 days of fiscal year end, Board approved operating and financial forecasts for the new fiscal year; (vi) budgets, sales projections, operating plans or other financial information Lender reasonably requests; and (vii) prompt notice of any material change in the composition of Borrower's intellectual property, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark or knowledge of an event that materially adversely affects the value of Borrower's intellectual property (provided, however, that the reports and information contemplated by clauses (i), (iv), (v), (vi) and (vii) need only be provided by Borrower to Lender for so long as discussions shall be continuing between the parties regarding a possible Transaction and, following the execution of the Definitive Acquisition Agreement until the earlier of the consummation of the Transaction or the termination of the Definitive Acquisition Agreement in accordance with its terms).

                  6.3 Taxes. Borrower will make, and cause each of its subsidiaries to make, timely payment of all material federal, state, and local taxes or assessments and will deliver to Lender, on demand, appropriate certificates attesting to the payment.

                  6.4 Insurance. Borrower will maintain its program of insurance as in effect on the date hereof. As soon as reasonably practicable following the execution of this Agreement, Borrower shall use its reasonable best efforts to cause all of its property insurance policies to have a lender's loss payable endorsement showing Lender as an additional loss payee and all liability policies to show the Lender as an additional insured and provide that the insurer must give Lender at least 20 days notice before canceling its policy. At Lender's request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Lender's option, be payable to Lender on account of the Obligations.

                  6.5 Intellectual Property. Borrower will use its reasonable best efforts to (i) protect, defend and maintain the validity and enforceability of its intellectual property and promptly advise Lender in writing of material infringements and (ii) not allow any such material intellectual property to be abandoned, forfeited or dedicated to the public without Lender's written consent.

                  6.6 Access. For so long as the period of exclusivity contemplated by the Exclusivity Letter shall remain in effect and not have lapsed, Borrower shall allow Lender and its agents and advisors access at reasonable times to the files, books, records, technology, contracts, personnel and offices of Borrower, including any and all information relating to the Company's taxes, contracts, liabilities, financial condition and real, personal and intangible property, subject to the terms of the Mutual Non-Disclosure Agreement between Borrower and Lender dated August 12, 2004.

                  6.7 Advice of Changes. Prior to the time any Subsequent Advance shall be funded by Lender, Lender and Borrower shall arrange for an oral bring down due diligence

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discussion regarding the status of the business of Borrower between senior officers of each of them.

         7. NEGATIVE COVENANTS. Borrower will not do any of the following without Lender's prior written consent, which will not be unreasonably withheld, for so long as any Advances remain unfounded hereunder or there are any outstanding Obligations:

                  7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively "Transfer"), or permit any of its subsidiaries to Transfer, all or any part of its business or property, except in the ordinary course of business. For purposes of the foregoing, and the foregoing only, a Transfers of assets with an aggregate fair market value of less than $10,000 by Borrower shall not be deemed to be outside Borrower's ordinary course of business.

                  7.2 Changes in Business. Engage in, or permit any of its subsidiaries to engage in, any material business other than the businesses currently engaged in by Borrower or reasonably related thereto.

                  7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its subsidiaries to merge or consolidate, with any other entity, or acquire, or permit any of its subsidiaries to acquire, all or substantially all of the capital stock or property of another entity, except where (i) Borrower is the surviving entity, (ii) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and (iii) such transaction would not result in a decrease of more than 10% of the net asset balance of Borrower as compared to immediately prior to the consummation of the transaction; provided, however, that the foregoing restriction shall not restrict the ability of Borrower to negotiate and consummate a Transaction with Lender.

                  7.4 Indebtedness. Create, incur, assume, or be liable for any indebtedness, or permit any of its subsidiaries to do so, other than indebtedness that ranks junior in priority to the Obligations created under this Agreement.

                  7.5 Encumbrance. Create, incur, or allow any lien or other encumbrance on any of its property, other than Permitted Liens or assign or convey any right to receive income, or permit any of its subsidiaries to do so. For purposes of this Section 7.5, the term "Permitted Liens" shall mean: (a) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its financial statements; (b) Purchase money Liens (i) on equipment acquired or held by Borrower or its subsidiaries incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment; (c) Licenses or sublicenses granted in the ordinary course of Borrower's business and any interest or title of a licensor or under any license or sublicense; (d) leases or subleases granted in the ordinary course of Borrower's business, including in connection with Borrower's leased premises or leased property; and (e) statutory Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business securing obligations that are not yet delinquent or that are being contested in good faith and for which appropriate reserves have been created in

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

accordance with GAAP, not exceeding $50,000 individually or in the aggregate at any one time outstanding.

                  7.6 Distributions; Investments. Directly or indirectly acquire or own any entity, or make any investment in excess of $10,000 in any entity, or permit any of its subsidiaries to do so, or pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

                  7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated person.

                  7.8 Subordinated Debt. Make or permit any payment on any subordinated debt or commercial lease, except under the terms of the subordinated debt or commercial lease, as the case may be, or amend any provision in any document relating to the subordinated debt without Lender's prior written consent.

                  7.9 Compliance. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a material adverse change in Borrower's business or operations, or permit any of its subsidiaries to do so.

         8. BORROWER'S OBLIGATION TO PAY EXPENSES OF LENDER. Borrower shall pay to Lender on demand any and all fees and expenses (including, but not limited to, a collection charge on all accounts collected, all attorney's fees and expenses, and all other expenses of like or unlike nature) that may be incurred or paid by the Lender to obtain or enforce payment of any account against the account debtor, Borrower or any guarantor or surety of Borrower, or in the prosecution or defense of any action taken in connection with pursuing remedies under Section 4 of this Agreement, including (without limiting the generality of the foregoing) any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings. All such expenses may be added to the principal amount of any indebtedness owed by Borrower to Lender and shall constitute part of the Obligations secured hereby.

         9. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addresses to the party to be notified at such party's address or facsimile number as set forth on the signature page hereto or as subsequently modified by written notice.

         10. WAIVERS. Borrower waives demand, presentment, protest, and notice of protest notice of nonpayment and all other notices. No delay or omission by Lender in exercising any

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rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Lender's rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

         10. FURTHER ASSURANCES. From and after the date hereof, Borrower agrees to execute and deliver such other documents and instruments as the Lender may reasonably request with regard to the subject matter of this Agreement in order to permit the parties to carry out the terms hereof.

         11. TERMINATION. This Agreement shall terminate when all the Obligations have been paid in full.

         12. TAX WITHHOLDING. All payments to Lender under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future U.S. income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("U.S. Taxes"). The right of Lender to receive payments free and clear of U.S. Taxes shall apply whether or not payments hereunder qualify for exemption from U.S. Taxes; provided that Lender shall furnish to Borrower upon request appropriate certifications to establish that Lender is a resident of the United Kingdom for purposes of Article 11 of the United Kingdom-United States Income Tax Treaty.

         13. GOVERNING LAW AND CONSTRUCTION. The laws of the State of California and the California Uniform Commercial Code, as enacted and amended from time to time, shall govern the construction of this Agreement and the rights and duties of the parties hereto; this Agreement shall be deemed to be under seal and executed as of the day and date referred to above. All references in this Agreement to "dollars" shall be deemed to refer to United States dollars.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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                       (Signature Page to Loan Agreement)

         IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed and delivered as of the date first set forth above.

BORROWER:                                      LENDOR:

LYNX THERAPEUTICS, INC.                        SOLEXA LIMITED

By: /s/ Kevin P. Corcoran                      By:  /s/ John West
    --------------------------------                -----------------

Title: President and Chief Executive Officer   Title: Chief Executive Officer
       -------------------------------------          --------------------------

Address:                                       Address:
         -------------------------                       -----------------------

         -------------------------                       -----------------------
Facsimile:                                     Facsimile:
           -----------------------                        ----------------------

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